EXHIBIT 5.3
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                         EXECUTIVE EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of the _____ day of June, 2003, by and between NOR-COTE INTERNATIONAL, INC., an Illinois corporation (the "Company"), and NORMAN G. WOLCOTT, JR. (the "Executive").

                                  R E C I T A L

         The Company has determined that it is in the best interests of the Company to retain the benefit of the Executive's services, experience and loyalty, and the Executive desires to provide his services and experience and devote his loyalty to the Company upon the terms and conditions set forth in this Agreement.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         Section 1. Employment and Duties. The Executive shall serve as Chairman of the Company. The Executive shall, to the best of his abilities, perform such administrative and executive duties consistent with such office as the Board of Directors (the "Board") assigns to him from time to time; provided, however, that such duties are reasonable in scope and may be performed in a mutually convenient manner. The Executive shall have no set hours of work and shall not be required to report for work except as provided above.

         Section 2. Employment Term. The term of the Executive's employment under this Agreement (the "Employment Term") shall begin on the date of this Agreement and continue, unless and until terminated pursuant to the provisions of Section 4, to and including June 30, 2006; thereafter, either party may terminate the Executive's employment hereunder upon ninety (90) days' prior written notice to the other party.

         Section 3. Compensation and Other Benefits. The Company shall pay and provide the following compensation and other benefits to the Executive as compensation for services rendered under this Agreement:

                  Annual Salary. During the Employment Term, the Company shall pay to the Executive, in accordance with the then-prevailing payroll practices of the Company, an annual base salary of Twenty Four Thousand Dollars ($24,000) per full year (the "Annual Salary"), less applicable payroll deductions. Payments under this Section 3(a) shall begin immediately upon the Company's first payroll date on or after July 1, 2003.

                  Employee Benefit Plan. During the Employment Term, the Executive shall be entitled to participate in the employee benefit plans and programs sponsored by the Company for its employees generally, subject to the terms and conditions thereof. Such benefits may include but are not limited to, a medical and dental plan, short term disability plan, long term disability plan and a life insurance plan.

                  Business Expenses. The Company shall reimburse the Executive for his reasonable and customary business expenses (including, but not limited to, those for travel and entertainment) incurred in connection with his employment by the Company consistent with the policies and procedures adopted by the Company from time to time.

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                  Automobile Expenses. During Employment Term, the Company shall reimburse the Executive for his business use of his automobile at the then-applicable standard rate of reimbursement for the Company's management employees, which is currently Thirty-Five Cents ($0.35) per mile.

                  LTIP and SAR. The Executive shall not be entitled to receive any benefits under the LTIP and SAR.

         Section 4. Termination of Employment.

                  Termination for Cause.

                  (1) If, prior to the expiration of the Employment Term, the Company terminates the Executive's employment for "Cause" (as defined in Section 4(a)(2)), the Executive shall be entitled to payment of that portion of the Executive's Annual Salary under Section 3(a) that the Executive earned through and including the Termination Date (as defined in Section 4(a)(3)).

                  (2) Termination for "Cause" shall mean termination by the Board of the Executive's employment with the Company for any one or more of the following reasons:

                           (i) The Executive's embezzlement of funds or
                  misappropriation of the assets of the Company or Executive's conviction or plea of guilty or no contest to a felony or any crime involving dishonesty, fraud, or breach of trust; or

                           The Executive's perpetration of an act of fraud
                  against the Company.

                  (3) The Company shall provide the Executive with written notice of the Company's intent to terminate the Executive for any of the reasons set forth above. The "Termination Date" shall mean the actual date the Executive terminates employment with the Company as a result of action taken by the Board.

         Death. If the Executive dies prior to the expiration of the Employment Term or the Executive is entitled to receive payments from the Company pursuant to Section 4(a)(1) at the time of his death, the Executive's estate or personal representative shall be entitled to receive that portion of the Annual Salary that the Executive earned through and including the earlier of (i) the date of the Executive's death or (ii) the Termination Date.

         Disability. The Executive shall be deemed "Permanently Disabled" when he is deemed permanently disabled in accordance with the disability insurance policy of the Company in effect at the time of the illness or injury causing the disability. If, prior to the expiration of the Employment Term, the Executive becomes "Permanently Disabled" and he shall have applied for and been determined to be eligible for permanent disability benefits under the Company's disability benefit plan, the Board may terminate the Executive's employment with the Company by providing written notice to the Executive at least seventy-two (72) hours prior to the Termination Date. If the Executive resigns from employment with the Company as a result of a Permanent Disability or the Company terminates the Executive's employment as a result of a Permanent Disability, the Executive shall be entitled to receive that portion of the Annual Salary that he earned through and including the Termination Date. In addition, the Executive shall be entitled to receive any benefits then due and payable pursuant to any benefit plan or compensation arrangement maintained by the Company and with respect to which the Executive is a participant, and the Executive's participation in such benefit plans shall be continued throughout the period during which the Executive is entitled to receive a portion of the Annual Salary pursuant to this

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Section 4. Notwithstanding the above, the Company shall be obligated to comply with the Americans with Disabilities Act, or other applicable law.

         Termination By The Executive. The Executive may terminate his employment under this Agreement at any time upon ninety (90) days prior written notice. Upon such termination, the Executive shall be entitled to receive payments from the Company as provided in Section 4(b).

         Indemnification.

         Except as specifically limited in Section 5(b), to the fullest extent permitted by law, the Company shall indemnify, defend and hold the Executive harmless against any Liability incurred in connection with any Proceeding to which the Executive may become subject as a result of the Executive's service as an officer or employee of the Company or the Executive's service as a director, officer, employee, agent, partner, trustee, or fiduciary of any foreign or domestic corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise if such service is or was at the request of, or to represent the interest, of the Company. The Executive shall cooperate with the Company and comply with all reasonable requests of the Company in connection with the defense of any Proceeding with respect to which indemnification is sought hereunder. This obligation shall continue after the termination of the Executive's employment if a Proceeding is commenced prior to such termination or if a Proceeding brought after such termination relates or is alleged to be related to action by the Executive in his capacity as an officer or employee of the Company.

         The Company shall not be liable under this Agreement to make any payment to the Executive to the extent that:

                  (1) The Executive's service, acts or omissions were not conducted in good faith, or with respect to matters referred to in
         Section 5(a) above, he did not reasonably believe that his conduct was in the best interests of the Company.

                  (2) The Executive has already been reimbursed pursuant to such liability insurance as the Company may maintain for the Executive's benefit, or otherwise. Notwithstanding the availability of such insurance, the Executive also may claim indemnification from the Company pursuant to this Agreement by assigning to the Company any claims under such insurance to the extent the Executive is paid by the Company.

                  (3) The payments would be in connection with any violation by the Executive of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and any similar federal, state or local law regulating the purchase and sale of securities, to the extent such indemnification is prohibited by statute, regulation or other regulatory pronouncement.

         In the event that any Proceeding shall be brought against the Executive in respect of which indemnification may be sought hereunder, whether civil, criminal, administrative or investigative, the Executive shall promptly notify the Company in writing. Upon the request of the Executive, and pursuant to a determination under subparagraph (f) below that advance payment of expenses would be appropriate, the Company shall assume the defense of the Proceeding on behalf of the Executive, including the employment of counsel and payment of all Expenses. The Executive shall have the right to employ separate counsel in any Proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Executive unless the employment of counsel and the payment of fees and expenses by the Company have been specifically authorized by the Company.

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         For purposes of this Agreement, the resolution of any Proceeding by a plea of nolo contendere, or its equivalent, shall not create a presumption that the Executive did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

         The Executive's rights of indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which the Executive may be entitled now or in the future under applicable law, agreement, or otherwise, except with respect to the indemnification provided in
Section 5(a), which shall be exclusive. The purchase and maintenance of any insurance policy or policies providing liability insurance shall not in any way limit or affect the rights and obligations of the parties hereto, and the execution and delivery of this Agreement shall not in any way be construed to limit or affect the rights and obligations of the Company under any such insurance policy.

         Upon the written request of the Executive, the Company shall, in accordance with then existing federal and state law and this Agreement, make a determination whether the Executive lawfully may receive advance payment of Expenses connected with the Proceeding, to the extent indemnification therefor is provided under this Section 5. If the Company determines advance payment is available, it shall pay for or reimburse all reasonable Expenses incurred by the Executive in connection with a Proceeding in advance of final disposition thereof. Any request hereunder shall reasonably evidence the Expenses the Executive incurred in connection with a Proceeding. The Executive hereby agrees as a condition to any such advance payment or reimbursement to extend and deliver such reasonable undertaking as the Company may request to repay the Company any advance of Expenses, or the excess of the total advance payments over the total amount payable under this Agreement, promptly after the final resolution of the Proceeding or matter to which such advance payments relate if the Executive is not entitled to payment or reimbursement pursuant to this Agreement, or if the total advance payments exceed the total amount payable pursuant to this Agreement.

         For purposes of this Section 5:

                  (1) "Expenses" includes all direct and indirect costs (including without limitation counsel fees, retainers, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or out-of-pocket expenses) actually incurred in connection with the investigation, defense, settlement or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement, applicable law or otherwise.

                  (2) "Liability" means any and all loss, liability or damage of any type whatsoever, including, but not limited to, the obligation to pay a judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefits plan), and for reasonable Expenses.

                  (3) "Party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a Proceeding.

                  (4) "Proceeding" means any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal.

         Executive Warranties. The Executive represents and warrants that his employment by the Company and his execution and performance of this Agreement do not and will not violate any express or implied obligation to any former employer or other party.

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         Intellectual Property.

         Acknowledgment of Company Ownership. If the Executive as part of his activities on behalf of the Company and its subsidiaries generates, authors or contributes to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or constituting Confidential Information (as hereinafter defined)), any copyrightable work (whether or not constituting Confidential Information) or any other form of Confidential Information relating directly or indirectly to the Company's business as conducted during the Employment Term (collectively, "Intellectual Property"), the Executive acknowledges that such Intellectual Property is the exclusive property of the Company and hereby assigns all right, title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by the Executive will be deemed "a work made for hire" under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised by the copyright therein. The Executive shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company, at the Company's expense, to protect the Company's interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after the termination of the Executive's employment with the Company).

         Executive Invention. The Executive and the Company understand and agree that Section 7(a) regarding the Company's ownership of Intellectual Property does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company or any of its subsidiaries were used and which was developed entirely on the Executive's own time, unless (i) the invention relates to the business of the Company or any of its subsidiaries or to their actual or demonstrable anticipated research or development or (ii) the invention results from any work performed by the Executive for the Company or any of its subsidiaries.

         Delivery of Materials upon Termination of Employment. As requested by the Company from time to time and upon the termination of the Executive's employment with the Company and its subsidiaries for any reason, the Executive shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Intellectual Property in the Executive's possession or within his control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing or constituting Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

         Confidential Information.

         For purposes of this Agreement, "Confidential Information" shall be deemed to include all information and materials with respect to the Company's business, which is the business of developing, producing, and selling ultraviolet ink products (including, but not limited to, the electric beam cured screen printed ink business) (the "Business"), including, but not limited to, all proprietary information, specifications, models, diagrams, flow charts, videotapes, audio tapes, forms, data structures, graphics, other original works of authorship, product plans, technologies, formulas, trade secrets, trade names or proposed trade names, knowhow, ideas, marketing materials, lists of potential or actual customers, contracts, pricing information, financial information, business plans and strategies, and other financial and intellectual property with respect to the Business.

         Except as authorized in writing by the Company, Executive shall not disclose, communicate, publish or use for the benefit of himself or any third party any Confidential Information received, acquired, or obtained with respect to the Business. Executive also agrees that: (i) the Confidential Information will be held in confidence by Executive using the same degree of care, but no less than a reasonable degree of care, as Executive uses to protect his own

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confidential information of a like nature; (ii) Executive will take such steps as may be reasonably necessary to prevent disclosure of the Confidential Information to others; and (iii) in the event Executive is legally required to disclose any portion of the Confidential Information, Executive shall promptly notify Company so that Company may take steps to protect its Confidential Information.

         The obligations of this Section 8 shall terminate with respect to any particular portion of Confidential Information which: (i) is in the public domain; (ii) entered the public domain through no fault of Executive; or (iii) was rightfully communicated by a third party to Executive free of any obligation of confidence.

         In no event shall Executive be deemed by virtue hereof to have acquired any right or interest in or to the Confidential Information. Executive agrees that for a period of five (5) years following the date of termination of this Agreement, he will use his best efforts to maintain the confidentiality of the Confidential Information.

         Non-Competition.

         For a period of two (2) years following the date of termination of this Agreement, except in connection with his employment by the Company and the performance of his duties pursuant to this Agreement, without the prior written consent of the Company (which consent may be withheld in the Company's sole and absolute discretion) Executive shall not, directly or indirectly, for himself/itself or for any other person, proprietorship, partnership, corporation or trust, or any other entity, as an individual or as an owner, employee, agent, officer, director, trustee, or in any other capacity:

                  (i) solicit, participate or aid in the solicitation of orders for Restricted Products, or sell any Restricted Products to any of the Company's or the Company's subsidiaries' (individually "Subsidiary" and collectively "Subsidiaries") customers who were serviced by Executive, solicited by Executive or who became customers of the Company or any Subsidiary as a result of any actions taken by Executive;

                  (ii) solicit, participate or aid in the solicitation of, or sell any Restricted Products to any of the Company's or Subsidiaries' customers who were customers, or had an ongoing business relationship with the Company or any Subsidiary, at any time during the term of this Agreement;

                  (iii) contact, or aid or participate in the contact, including allowing the use of Executive's name in connection with the contact of, any of the Company's or Subsidiaries' customers who were customers, or had an ongoing business relationship with the Company or any Subsidiary, at any time during the term of this Agreement, for the purpose of diverting their purchases of Restricted Products from the Company or any Subsidiary;

                  (iv) develop, produce, manufacture or license any Restricted Product; or

                  (v) engage in, conduct, promote, or participate in either as an owner, investor, employee, officer, director, trustee, or agent, or in any other capacity whatsoever, a business engaged in the sale and offering of Restricted Products either directly or indirectly. The prohibitions and covenants enumerated in this Section 9(a)(v) shall bind Sellers in the following geographic area: Any North American, South American, Central American, European, African, Australian or Asian market where the Company, its subsidiaries or licensees were engaged in business during the term of this Agreement.

         For a period commencing on the Closing Date and ending on the third
(3rd) anniversary of the date of this Agreement, without the prior written consent of the Company (which consent may be withheld in the Company's sole and absolute discretion) Executive shall not, directly or indirectly, for himself/itself or for any other person, proprietorship, partnership, corporation or trust, or any other entity, as an individual or as an owner, employee, agent, officer, director, trustee, or in any other capacity solicit or contact or aid or participate in the contact, including allowing the use of any of Executive's name in connection with the contact of, the Company's or any Subsidiary's

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employees, other than Steve Wolcott and/or Doug Wolcott, for the purpose of inducing them to terminate their employment with the Company or any Subsidiary.

         "Restricted Products" shall be defined as any product manufactured by the Company during the one-year period prior to this Agreement and the Electric Beam Ink Business (as defined below).

         Nothing in the provisions of this Section 9 shall prohibit Executive from:

                  (i) purchasing for investment purposes only any stock or corporate security traded or quoted on a national securities exchange or national market system; and/or

                  (ii) pursuing and participating in, in any way and in any capacity he may deem appropriate, the business of developing, producing, selling, marketing and otherwise commercializing electric beam cured screen printed inks (the "Electric Beam Ink Business") if
         (A) the Company does not notify the Executive in writing within three
         (3) months following the date of this Agreement that the Company intends in good faith to pursue and participate in the Electric Beam Ink Business or (B) having so notified the Executive, the Company does not have a product in the market in the Electric Beam Ink Business within three (3) years following the date of this Agreement.

         The Company and Executive agree that due to the nature of the Company's business and its international scope of operations, and due to the nature of Executive's position within the Company and his access to and knowledge of Confidential Information of the Company, and in further consideration of the Company's legitimate protectible interests in a highly competitive business environment nationally and internationally, the covenants and restrictions, including but not limited to, the geographic areas set forth above and other restrictions placed on Executive's ability to engage in any activity competitive with the Company, are required to be broad in scope and the parties acknowledge that such breadth is reasonable. Executive further acknowledges and agrees that the breadth of such restrictions is reasonable because he has become acquainted with the affairs of the Company, its officers and employees, its services, products, business practices, business relationships, and the needs and requirements of its customers and prospective customers, trade secrets, intellectual property, Confidential Information, and other information proprietary to the Company. Executive acknowledges and agrees that the Company has a need to protect, through the above restrictions, each of the foregoing interests and the Company's goodwill, and to prevent unfair competition and the inevitable use or disclosure of Confidential Information or trade secrets.

         The Company and Executive agree that in the event of a breach of any of the covenants and prohibitions contained in Section 9 by Executive, the Company shall suffer immediate, immeasurable and irreparable harm and damage, and accordingly, the parties agree as follows:

                  (i) These covenants shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of these covenants by the Company;

                  (ii) In the event of a violation of any of these covenants, the terms of all covenants shall be automatically extended for a period equal to the violation, and the Company shall be entitled to recover reasonable attorney's fees incurred in the enforcement of these covenants;

                  (iii) Each covenant is separate and distinct from every other covenant, and in the event of the invalidity of any one covenant, the remaining covenants shall be deemed independent and enforceable. Further, although the parties agree that the scope, duration and territorial restrictions herein are reasonable and necessary for the protection of the Company, the parties agree that the obligations with respect to each country and the duration thereof are a separate covenant, and in the event a court should consider the territorial restrictions or duration too extensive, the court shall consider the reasonableness and enforceability of the covenants with respect to each individual country and the duration thereof and shall modify the provisions so as to be valid and fully enforceable for the maximum scope, duration and geographic areas (but never for a larger scope,

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         longer period or greater area than set forth above) as the court shall find to be reasonable, necessary valid and legally enforceable;

                  (iv) These covenants are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Executive breaches any of these covenants, and that in the event of actual or threatened breach of any of these covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of these covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove; and

                  (v) The Company would not have entered into this Agreement but for Executive's agreement to be bound by and comply with the terms and conditions of this Agreement, including, without limitation, Section 9 hereof, and for Executive's agreement that the scope, duration and territorial restrictions of these covenants are reasonable.

         Nonassignability.

         By the Executive. The Executive shall not assign or delegate this Agreement or any other right, duty, obligation, or interest under this Agreement without the Company's prior written consent; provided, however, that nothing shall preclude the Executive from designating beneficiaries to receive benefits payable under this Agreement upon his death, and nothing shall preclude the Executive's executors, administrators or their legal representatives, from assigning any rights under this Agreement to any person.

         By the Company. The Company may not assign, delegate, or transfer this Agreement or any of the Company's rights or obligations under this Agreement without the Executive's prior written consent as long as the Executive has a direct or indirect equity interest in the Company.

         Binding Effect. Except as limited under Section 10(a) and Section 10(b), this Agreement shall be binding upon and inure to the benefit of the parties hereto, any successors or assigns of the Company, and the Executive's heirs and the personal representatives or executor or the Executive's estate.

         Severability. Except as otherwise provided herein, if a court of competent jurisdiction makes a final determination that any term or provision of this Agreement is invalid or unenforceable, and all rights to appeal the determination have been exhausted or the period of time during which any appeal of the determination may be perfected has been exhausted, the remaining terms and provisions shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that most closely approximates the intention of the parties with respect to the invalid or unenforceable term or provision, as evidenced by the remaining valid and enforceable terms and conditions of this Agreement.

         Amendment. This Agreement may not be modified, amended, or waived in any manner except by an instrument in writing signed by all parties to this Agreement; provided, however, that the Board shall have previously approved the Company's agreement to any modification, amendment or waiver.

         Waiver. The waiver by any party of compliance by any other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Agreement. Performance by any party of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall estop that party from asserting those limitations as to any further or future performance of its obligations.

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         Governing Law and Jurisdiction. The laws of the State of Indiana shall govern the validity, performance, enforcement, interpretation and any other aspect of this Agreement, notwithstanding any state's choice of law provisions to the contrary. The parties intend the provisions of this Agreement to supplement, but not displace, their respective rights and responsibilities under the Indiana Trade Secrets Act, IC Section 24-2-3-1 et seq., as amended. The parties to this Agreement irrevocably consent to the jurisdiction and venue of the courts of Montgomery County in the State of Indiana and the United States District Court for the Southern District of Indiana with respect to any and all actions related to this Agreement or the enforcement of this Agreement and the parties to this Agreement hereby irrevocably waive any and all objections thereto.

         Notices. All notices required or desired to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the date of receipt by the party to whom notice is to be given if transmitted to such party by telefax, provided a copy is mailed as set forth below on the date of transmission, or (iii) on the third business day after mailing if mailed to the party to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

         (a)      If to the Company, to:

                  Nor-Cote International, Inc.
                  506 Lafayette Avenue
                  Crawfordsville, Indiana 47933
                  Attn: Chairman
                  Fax: (765) 362-9180

         (b) If to the Executive, to such address for the Executive as is last shown on the payroll records of the Company.

Either party may, by giving written notice to the other party, change the address to which notice shall then be sent.

         Prior Agreements. This Agreement is a complete and total integration of the understanding of the parties. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, writings and discussions with respect to the subject matter of this Agreement, and all prior negotiations, commitments, writings, and discussions will have no force or effect. This Agreement also supersedes any other agreement between the parties relating to employment. The parties to any other negotiation, commitment, agreement, writing or discussion will have no further rights or obligations thereunder to the extent it relates to the subject matter of this Agreement.

         Headings. The subject headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction of this Agreement.

         Counterparts. This Agreement may be executed in one or more counterparts, each of which for all purposes shall be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one counterpart signed by the party against which enforceability is sought needs to be produced to evidence the existence of this Agreement.



                           [INTENTIONALLY LEFT BLANK]


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         The parties have executed this Agreement on the date first above written.


"COMPANY"                                     "EXECUTIVE"

NOR-COTE INTERNATIONAL, INC.


By: _____________________________             __________________________________
      Charles E. McHargue,                    Norman G. Wolcott, Jr.
      Chief Financial Officer



__________________________________            __________________________________
Date                                          Date




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